EXHIBIT 99.1
Bloom Energy and SK ecoplant Announce 500 MW Sales Agreement Strengthening Existing Partnership

SAN JOSE, Calif. and SEOUL, South Korea — Bloom Energy (NYSE: BE) and SK ecoplant, an engineering and energy solutions provider and subsidiary of South Korean conglomerate SK Group, today announced they have extended the terms of the Preferred Distributor Agreement (“PDA”) the companies signed in 2021. SK ecoplant has committed to purchase 500 MW of Energy Servers from Bloom Energy through 2027. The transaction is expected to generate approximately $1.5 billion in product revenue and $3 billion of service revenue over 20 years for Bloom Energy. The agreement extends the initial term from 2024 to 2027 and includes a recommitment of approximately 250 MW from the 2021 agreement with an additional 250 MW under this agreement.

Launched in 2018, the strategic partnership between Bloom Energy and SK ecoplant has strengthened their respective market leadership positions in power generation and the global hydrogen economy. SK ecoplant will be a preferred distributor globally for Bloom Energy solid oxide fuel cells (SOFC) and solid oxide electrolyzers (SOEC) in markets where SK ecoplant has a significant presence and competitive advantage. Bloom Energy and SK ecoplant have deployed 400 MW since the beginning of the partnership.

“The continuation of our partnership with SK ecoplant is a strong testament to our companies’ shared commitment to expanding the global power and hydrogen market,” said KR Sridhar, founder, chairman, and CEO, Bloom Energy. “High-demand industries need reliable, clean, and predictable power, and together with SK ecoplant, Bloom has proven that our solid oxide platform is a critical solution to meet growing power needs around the world while enabling the net-zero transition. The success of our work with SK ecoplant reinforces our commitment to actively lowering emissions worldwide.”

“We are thrilled to expand our partnership with Bloom Energy, another signal of our enduring focus on an energy transition and facilitating a clean energy economy,” said Kyung-II Park, CEO, SK ecoplant. “In our five years of collaboration, SK ecoplant has maintained a consistent competitive advantage with the help of Bloom’s highly efficient fuel cells and electrolyzers. This commitment and expansion represents our confidence that Bloom will continue to drive innovation for a clean energy future.”

SK ecoplant continues to build upon its investment in Bloom Energy, having made a roughly $566 million equity investment in the company and owning about 10% of the company’s shares.

Bloom Energy’s solid oxide platform delivers reliable, resilient, 24/7 onsite power with world-leading efficiency. The company’s Energy Server enables businesses and communities to take charge of their energy and eliminate down times, while continuing to meet advanced sustainability targets.

For more information about Bloom Energy’s platform and the company’s commitment to a zero-carbon future, see: https://www.bloomenergy.com/technology/

EXHIBIT 99.1
About Bloom Energy
Bloom Energy empowers businesses and communities to responsibly take charge of their energy. The company’s leading solid oxide platform for distributed generation of electricity and hydrogen is changing the future of energy. Fortune 100 companies around the world turn to Bloom Energy as a trusted partner to deliver lower carbon energy today and a net-zero future. For more information, visit www.bloomenergy.com.

Bloom Energy Media Contact:
Amanda Song
press@bloomenergy.com

About SK ecoplant
SK ecoplant is the environment and energy arm of SK Group and is leading the group’s future ESG business as a global environmental and energy company. By integrating AI and digital transformation into its entire value chain of the environmental business, SK ecoplant is upgrading its business and accelerating the expansion of its operation to the global market from its global operation base in Southeast Asia.

It has grown rapidly in the waste battery recycling sector and renewable energy sectors, including hydrogen, fuel cells, offshore wind power and photovoltaic power. It is also committed to ESG-oriented management for sustainable growth, leading the efforts to solve global environmental and energy issues and achieve a circular economy for zero waste and net zero.

SK ecoplant Media Contact
David Park
pkm@sk.com

Forward Looking Statements
This press release contains certain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or the negative of these words or similar terms or expressions that concern Bloom’s expectations, strategy, priorities, plans or intentions. These forward-looking statements include, but are not limited to, expectations for a successful expansion of the partnership between the two companies; expected product and service revenue under the agreement; the scope and terms of the proposed partnership, and the ability of the companies to fortify their market leadership position in the global hydrogen economy. More information on potential risks and uncertainties that may impact Bloom’s business are set forth in Bloom’s periodic reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the SEC on May 9, 2023, August 3, 2023, and November 8, 2023, respectively, as well as subsequent reports filed with or furnished to the SEC from time to time. Bloom assumes no obligation to, and does not intend to, update any such forward-looking statements.